Exhibit 3.21
Amended and Restated Certificate of Incorporation of First Energy Services Company as filed with the Delaware Secretary of State on October 24, 2003
     FIRST: The name of the corporation is First Energy Services Company (hereinafter called the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share. All shares of the Common Stock of the Corporation shall be identical and except as otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.
     FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
     SIXTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. Neither amendment nor repeal of this Article SIXTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     SEVENTH: To the maximum extent permitted by Delaware law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
     The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under Delaware law or any applicable contract.
     Neither the amendment nor repeal of this Article SEVENTH, nor the adoption or amendment of any other provision of the Certificate of Incorporation of the Corporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether of not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or otherwise.
     EIGHTH: The Corporation is to have perpetual existence.